Exhibit 99.1

KEY TECHNOLOGY ANNOUNCES STRONG FINANCIAL RESULTS
FOR FISCAL 2013 SECOND QUARTER

WALLA WALLA, Wash., May 2, 2013 -- Key Technology, Inc. (NASDAQ: KTEC) announced today sales and operating results for its fiscal 2013 second quarter, ended March 31, 2013.

Net sales for the three-month period ended March 31, 2013 totaled $35.5 million, compared to $27.2 million recorded in the corresponding quarter last year. The Company reported net earnings for the quarter of $2.1 million, or $0.38 per diluted share, compared to a net loss of $726,000, or $0.13 per diluted share, in the same period a year ago. Key completed its acquisition of Visys NV on February 28, 2013, and Visys' operating results were included with Key's operating results for the last month of the second quarter.

“Our entire company did a great job of executing during the quarter, while also successfully completing the acquisition of Visys and aggressively implementing the integration process,” stated Jack Ehren, President and Chief Executive Officer. “We believe our recent milestone acquisition of Visys aligns very well with our strategic imperatives. It accelerates our growth by enabling us to increase share in our core markets, expand into new high-potential markets, and accelerate our development of next-generation sorting technologies.”

Net sales for the six months ended March 31, 2013 were $55.3 million, compared with $53.2 million for the comparable period in fiscal 2012. The Company reported net earnings for the fiscal 2013 six-month period ended March 31, 2013 of $1.3 million, or $0.23 per diluted share, compared to a net loss of $969,000, or $0.18 per diluted share, for the corresponding six-month period in fiscal 2012.

Key's backlog at the end of the second quarter of fiscal 2013 was $50.1 million, compared to $34.7 million one year ago. New orders received during the second quarter were $32.7 million, compared to $24.9 million in the corresponding period last year. New orders for the six months ended March 31, 2013 were $70.8 million, compared to $51.5 million for the corresponding period in fiscal 2012.

“Our ending backlog is the largest quarterly backlog in our Company's history,” commented Ehren. “Our continuing focus on execution resulted in our winning several important orders again this quarter, primarily in the potato and processed fruit and vegetable markets.”

The gross profit for the second quarter of fiscal 2013 was $12.8 million, compared to $7.9 million in the corresponding period last year. As a percentage of sales, gross profit was 36.1% and 29.1% in the second quarters of fiscal 2013 and 2012, respectively. For the six-month period ended March 31, 2013, gross profit was $19.3 million, compared to $16.5 million for the same six-month period of fiscal 2012, or 34.9% and 31.0% of sales, respectively.

Ehren continued, “Gross margins for the three- and six-month periods ended March 31, 2013 were improved over the comparable periods in the prior fiscal year due to improved product mix and more efficient plant utilization. Gross margin percentages for the remainder of fiscal 2013 will be adversely affected by a less favorable product mix and the effects of acquisition-related fair value adjustments to the acquired Visys inventory.”

Operating expenses for the quarter ended March 31, 2013 were $10.0 million, or 28.2% of sales, compared to $8.7 million, or 32.0% of sales, in the same quarter last year. Operating expenses for the six-month period ended March 31, 2013 were $17.7 million, or 32.1% of sales, compared to $17.5 million, or 32.8% of sales, for the corresponding period of fiscal 2012.

Ehren further commented, “Our higher operating expenses for the three-and six-month periods ended March 31, 2013 were affected by acquisition-related expenses, incentive compensation expenses, Visys operating expenses for the last month of the quarter, and higher sales expenses related to increased net sales. Operating expenses for the remainder of fiscal 2013 are anticipated to increase from the second quarter of fiscal 2013 due to the addition of Visys for a full quarter, and increased amortization of acquisition-related intangibles.”

“The actions taken over the past year to re-position the Company for profitable growth are continuing to generate results,” concluded Ehren. “As we proceed into the second half of our fiscal year, we remain focused on further enhancing the Company's performance, aggressively pursuing opportunities with our Visys products, and continuing to drive a winning and innovative culture and strategy. Our newly combined team is motivated, energized and confident about our Company's future.”

Conference Call
The Company's conference call related to the fiscal 2013 second quarter results can be heard live on the Internet at 2:00 p.m. Pacific Time on Thursday, May 2, 2013. To access the audio webcast, go to http://www.key.net/investors/investor-events/default.html at least fifteen minutes prior to the call to download and install any necessary audio software.

About Key Technology
Key Technology, an ISO-9001 certified company, is a global leader in the design and manufacture of process automation systems including digital sorters, conveyors, and processing equipment. Applying processing knowledge and application expertise, Key helps customers in food processing and other industries improve quality, increase yield and reduce cost. With worldwide sales representation, the Company maintains manufacturing, demonstration and testing facilities at its headquarters in Walla Walla, Washington, U.S.A.; and at Key Technology BV in Beusichem, the Netherlands, and Visys NV in Hasselt, Belgium. The Company's common stock trades on the Global Market tier of The NASDAQ Stock Market® under the symbol KTEC.

Forward-Looking Statements
Certain statements in this press release may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. These statements may relate to expected results of operations or gross margins; expected trends in sales, orders, earnings and other financial measures; projected expenses, including general and administrative expenses; national and international economic conditions; the effect of foreign exchange fluctuations; or other future occurrences. Actual results could differ materially from those anticipated in the forward-looking statements as a result of a variety of economic, competitive and governmental risks and uncertainties. These risks and uncertainties include, among other things, industry consolidation increasing competition in the food processing equipment industry; advances in technology by competitors adversely affecting our sales and profitability; a variety of factors that could increase our cost of operations and reduce gross margins and profitability, including expansion into new markets, complex projects and applications, and integrated product offerings; acquisitions that may harm our operating results; the failure of our independent sales representatives to perform as expected, thereby harming our net sales; our dependence on certain suppliers leaving us temporarily without adequate access to raw materials or products; significant investments in unsuccessful research and development efforts adversely affecting our business; and increased or unanticipated costs associated with product warranties adversely affecting our profitability. These and other risk factors are discussed in our filings with the Securities and Exchange Commission, including in Item 1A, "Risk Factors," of our Annual Report on Form 10-K for the fiscal year ended September 30, 2012. We undertake no obligation to update or revise any forward-looking statements in this press release as a result of subsequent developments, except as may be required by law.

Contact
Jeff Siegal, Vice President and CFO
Key Technology, Inc.
Tel: +1 509-394-3300
jsiegal@key.net
www.key.net

News releases and other information about Key Technology, Inc. can be accessed at www.key.net.

(Financial Tables to Follow)

Key Technology, Inc. and Subsidiaries
Statement of Selected Operating Information
(Unaudited, in thousands, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2013	2012	2013	2012

Net sales	$35,486	$27,249	$55,339	$53,221
Cost of sales	22,673	19,332	36,043	36,743
Gross profit	12,813	7,917	19,296	16,478
Operating expenses:
Sales and marketing	4,740	4,558	8,596	8,859
Research and development	2,296	2,067	4,033	4,066
General and administrative	2,836	2,079	4,965	4,545
Amortization of intangibles	148	4	152	8
Total operating expenses	10,020	8,708	17,746	17,478
Gain on disposition of assets	29	1	50	2
Earnings (loss) from operations	2,822	(790)	1,600	(998)
Other income (expense)	10	(277)	(53)	(427)
Earnings (loss) before income taxes	2,832	(1,067)	1,547	(1,425)
Income tax expense (benefit)	686	(341)	275	(456)
Net earnings (loss)	$2,146	$(726)	$1,272	$(969)
Net earnings (loss) per share
- basic	$0.38	$(0.13)	$0.23	$(0.18)
- diluted	$0.38	$(0.13)	$0.23	$(0.18)

Shares used in per share calculation - basic	5,687	5,416	5,493	5,348
Shares used in per share calculation - diluted	5,692	5,416	5,498	5,348

Key Technology, Inc. and Subsidiaries
Selected Balance Sheet Information
(Unaudited, in thousands)

	March 31, 2013	September 30, 2012

Cash and cash equivalents	$19,245	$23,755
Trade accounts receivable, net	15,053	11,426
Inventories	35,252	23,166
Total current assets	76,341	64,193
Property, plant and equipment, net	18,100	18,370
Goodwill	11,294	2,524
Intangible assets, net	11,185	36
Total assets	118,702	86,355
Total current liabilities, including current portion of long-term debt	38,543	20,057
Long-term debt	5,941	4,833
Shareholders' equity	68,664	59,430

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